As filed with the Securities and Exchange Commission on October 22, 2012

Registration No.  333-181164

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INLAND REAL ESTATE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	36-3953261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2901 Butterfield Road
Oak Brook, Illinois  60523
(630) 218-8000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Beth Sprecher Brooks

Inland Real Estate Corporation

2901 Butterfield Road

Oak Brook, Illinois  60523

(630) 218-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Choate

Shefsky & Froelich Ltd.

111 East Wacker Drive, Suite 2800

Chicago, Illinois  60601

(312) 836-4066

Approximate date of commencement of proposed sale to the public:  From time-to-time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price(3)		Amount of Registration Fee
Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants, Units(1) (6)		$(2)(4)		(2)	$510,938,000	(1)(4)	$58,792	(1)(5)

(1)           Subject to footnote (3), Inland Real Estate Corporation is registering hereunder such indeterminate number or amount of common stock, preferred stock, depositary shares, debt securities, warrants and units as it may from time-to-time issue or sell at indeterminate prices, with an aggregate initial public offering price not to exceed $606,121,000.  In addition, securities registered hereunder may be sold either separately or as units consisting of more than one type of security registered hereunder.  Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall be deemed to cover any additional number of securities as may be offered or issued from time-to-time upon stock splits, stock dividends, recapitalizations or similar transactions.  No additional consideration will be received for such securities and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933.  For debt securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such debt securities.

(2)           Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)           Estimated solely for the purpose of calculating the registration fee.  No separate consideration will be received for shares of common stock as may, from time-to-time, be issued upon conversion of shares of preferred stock or debt securities or upon exercise of common stock warrants registered hereunder.  No separate consideration will be received for shares of preferred stock as may, from time-to-time, be issued upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into, or exchangeable or exercisable for, preferred stock.

(4)           Pursuant to Rule 415(a)(6) under the Securities Act of 1933, this Registration Statement also includes $95,183,000 of unsold securities of the registrant that have been previously registered on the Registration Statement on Form S-3 (File No. 333-158800) originally filed by the registrant on April 27, 2009 and declared effective on May 6, 2009.  A filing fee of $5,311 was paid in connection with such unsold securities, which will continue to be applied to such unsold securities pursuant to Rule 415(a)(6).  As a result of the inclusion of previously registered unsold securities, the aggregate amount of securities registered on this Registration Statement equals $606,121,000.

(5)           Calculated pursuant to Rule 457(o) under the Securities Act.  $57,300 was previously paid upon the filing of this Registration Statement on May 4, 2012.  An additional $1,492 is being paid to register additional securities in connection with the filing of Pre-Effective Amendment No. 2 to this Registration Statement.

(6)           In U.S. dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 333-181164) is being filed solely for the purpose of correcting the amount of remaining unsold securities to be included on this Registration Statement pursuant to Rule 415(a)(6) that were registered on a previously filed Registration Statement on Form S-3 (File No. 333-158800) (the “Prior Registration Statement”).  The amount referenced in footnote 4 to the “Calculation of Registration Fee” table that was included with Pre-Effective Amendment No. 1 to this Registration Statement is being decreased by $10,938,000, and $10,938,000 is being added to the amount under the “Proposed Maximum Aggregate Offering Price” column in the fee table.  The amount in the fee table is intended to be used solely for the purpose of calculating the registration fee.  The aggregate amount of securities registered on this Registration Statement is unchanged by this Pre-Effective Amendment No. 2 and remains $606,121,000.  This Pre-Effective Amendment No. 2 does not modify any part of the prospectus that forms a part of the Registration Statement, and accordingly the prospectus has not been included with this Pre-Effective Amendment No. 2.  Upon the effectiveness of this Registration Statement, offerings on the Prior Registration Statement will be deemed to be terminated.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.             Other Expenses of Issuance and Distribution.

The following is an itemized statement of all fees and expenses incurred or reasonably expected to be incurred by us in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, if any. All of the fees and expenses listed below, except the SEC registration fee, are estimates and remain subject to future contingencies, such as, for example, the number of offerings that may occur, if any, and the types of securities that may be offered.

SEC registration fee	$58,792
Rating agency fees	$100,000
Printing and engraving expenses	$100,000
Blue sky fees and expenses		$(1)
Legal fees and expenses	$200,000
Accounting fees and expenses	$55,000
Trustees’ and transfer agent fees		$(1)
Miscellaneous	$100,000

Total:		$(1)

(1)	This information is not known at the time of this filing and will be subsequently filed by amendment or incorporated by reference.

Item 15.             Indemnification of Directors and Officers.

The MGCL, under which we are organized, provides that each director will have no liability to the corporation or its stockholders for monetary damages if the director performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  In addition, the MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter permits the limitation of the liability of our directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the MGCL permits a corporation, subject to certain limitations, to indemnify any director or officer made, or threatened to be made, a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorneys’ fees, actually incurred by the director or officer in connection with the proceeding unless:

•                                          the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                                          the director or officer actually received an improper personal benefit in money, property or services; or

•                                          in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

Except as described below, the charter and the bylaws authorize and direct the Company to indemnify and pay or reimburse reasonable expenses to any of our directors, officers, employees or agents to the fullest extent permitted by the MGCL so long as:

•                                          the person has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;

•                                          the person was acting on the Company’s behalf or performing services for the Company;

•                                          the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that in the event that the person seeking indemnification is or was an independent director, such liability or loss was not the result of gross negligence or willful misconduct; and

•                                          any indemnification or agreement to be held harmless is recoverable only out of the assets of the Company and not from the stockholders.

In addition, we may not indemnify any director, officer, employee or agent for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

•                                          there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular person;

•                                          such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person; or

•                                          a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering their request has been advised of the position of the SEC and the published opinions of any state securities regulatory authority in which securities of the Company were offered and sold as to indemnification for securities law violations.

The MGCL permits us to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.  The charter and bylaws authorize us to advance amounts to any person entitled to indemnification for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:

•                                          the legal action relates to acts or omissions with respect to the performance of duties or services by the person seeking indemnification for or on the behalf of the Company;

•                                          the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and

•                                          the person seeking indemnification undertakes to repay to the Company the advanced funds, together with interest at the applicable legal rate of interest, if it is later determined that the person seeking indemnification was not entitled to indemnification.

We may purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability incurred in any such capacity with the Company or arising out of such status.  The Company will not, however, incur the costs of any liability insurance that insures any person against liability for which he, she or it could not be indemnified under the charter or bylaws.

We have been advised that, in the opinion of the SEC, indemnification of liabilities arising under the Securities Act is contrary to public policy and, therefore, unenforceable.

Item 16.	Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement for Common Stock.*
1.2	Form of Underwriting Agreement for Preferred Stock.*
4.1

Fourth Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed by the Registrant with the Securities and Exchange Commission on February 27, 2012 (file number 001-32185)).

4.2

Amended and Restated Bylaws of the Registrant effective April 23, 2010 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated April 23, 2010, as filed by the Registrant with the Securities and Exchange Commission on April 30, 2010 (file number 001-32185)).

4.3

Specimen Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Post-Effective Amendment No. 1 to Form S-3 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on July 30, 2004 (file number 333-107077)).

4.4	Form of Preferred Stock Certificate.*
4.5	Form of Warrant Agreement (Form of Warrant included therein).*
4.6	Form of Warrant Certificate (included in Exhibit 4.5).*
4.7

Form of Indenture (incorporated by reference to Exhibit 4.4 to the Registrant’s Form S-3 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on September 23, 2011 (file number 333-176978)).

4.8	Form of Unit Agreement (including form of unit certificate).*
4.9

Articles Supplementary classifying the Registrant’s Series A Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed by the Registrant with the Securities and Exchange Commission on February 27, 2012 (file number 001-32185)).

4.10

Certificate of Correction to the Registrant’s Articles Supplementary classifying the Registrant’s Series A Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on February 28, 2012 (file number 001-32185)).

4.11

Articles Supplementary Classifying and Designating Additional Shares of the Registrant’s Series A Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on February 28, 2012 (file number 001-32185)).

4.12

The Registrant’s 5.0% Convertible Senior Notes due 2029 Indenture dated August 10, 2010 between the Registrant and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 16, 2010 (file number 001-32185)).

4.13

Form of 5.0% Convertible Senior Note due 2029 (incorporated by reference to Exhibit A of Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 16,

2010 (file number 001-32185)).
4.14

Articles of Amendment to the Fourth Amended and Restated Articles of Incorporation of Inland Real Estate Corporation, effective September 25, 2012 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on September 26, 2012 (file number 001-32185))

5.1	Opinion of Venable LLP.***

8.1	Opinion of Shefsky & Froelich Ltd.***

12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges.***
23.1	Consent of KPMG LLP.***

23.2	Consent of Venable LLP (included in Exhibit 5.1).
23.3	Consent of Shefsky & Froelich Ltd. (included in Exhibit 8.1).
24.1	Power of Attorney.***
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the trustee under the Indenture.**

*                 To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

**          To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

***   Previously filed.

Item 17.          Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)            each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           That, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)           To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(8)           To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this pre-effective amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on October 22, 2012.

INLAND REAL ESTATE CORPORATION (Registrant)

By:	/s/ MARK E. ZALATORIS
Name: Mark E. Zalatoris
Its:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ MARK E. ZALATORIS		President and Chief Executive Officer	October 22, 2012
Mark E. Zalatoris		(principal executive officer)

/s/ BRETT A. BROWN		Treasurer, Chief Financial Officer and Executive Vice President	October 22, 2012
Brett A. Brown		(principal financial and accounting officer)

*		Director and Chairman of the Board	October 22, 2012
Thomas P. D’Arcy

*		Director	October 22, 2012
Daniel L. Goodwin

*		Director	October 22, 2012
Joel G. Herter

*		Director	October 22, 2012
Heidi N. Lawton

*		Director	October 22, 2012
Thomas H. McAuley

*		Director	October 22, 2012
Thomas R. McWilliams

*		Director	October 22, 2012
Joel D. Simmons

* /s/ MARK E. ZALATORIS
By:	Mark E. Zalatoris, Attorney-in-fact